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EXHIBIT 24.1

POWERS OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of RWD Technologies, Inc., a Maryland corporation, constitute and appoint Robert W. Deutsch and Laurens MacLure, Jr., or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either of them, to sign for the undersigned in their respective names as directors and officers of RWD Technologies, Inc., post-effective amendments to Registration Statements on Form S-8, relating to the deregistration of shares under the RWD Technologies, Inc. Amended & Restated Employee Stock Purchase Plan, to be filed with the Securities and Exchange Commission under the Securities Act of 1933. We hereby confirm all acts taken by such agents and attorneys-in-fact, or each of them, as herein authorized.

Dated: July 7, 2003

Signature	Title
/s/ Dr. Robert W. Deutsch Dr. Robert W. Deutsch	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
/s/ Beth Marie Buck Beth Marie Buck	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Kenneth J. Rebeck Kenneth J. Rebeck	Senior Vice President, Chief Knowledge Officer, Director
/s/ Dana M. Sohr Dana M. Sohr	President, Enterprise Systems Group, Director
/s/ Daniel J. Slater Daniel J. Slater	President, Performance Solutions Group, Director
/s/ Jeffrey W. Wendel Jeffrey W. Wendel	President, Applied Technology Solutions Group, Director
/s/ Jane C. Brown Jane C. Brown	Director
/s/ James R. Kinney James R. Kinney	Director
/s/ Jerry P. Malec Jerry P. Malec	Director
/s/ Robert T. O'Connell Robert T. O'Connell	Director
/s/ Robert M. Rubin Robert M. Rubin	Director
/s/ Henry Z Shelton, Jr. Henry Z Shelton, Jr.	Director
/s/ Dr. David Yager Dr. David Yager	Director

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EXHIBIT 24.1 POWERS OF ATTORNEY